UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2010

PINNACLE ENTERTAINMENT, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8918 Spanish Ridge Avenue, Las Vegas, Nevada	89148
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 541-7777

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 29, 2010, Casino Magic Corp. and Casino Magic Management Services Corp. (collectively, the “Sellers”) entered into a Sale and Purchase Agreement (the “Agreement”) with Casino Club S.A., Da Silvano S.A., Compañía Gerenciadora de Inversiones S.A. and Correon S.A. (collectively, the “Buyers”). The Sellers are the sole shareholders of Casino Magic Neuquén S.A. and are wholly-owned subsidiaries of Pinnacle Entertainment, Inc. (the “Company”). Casino Magic Neuquén S.A. operates the Company’s Argentine businesses.

Pursuant to the terms of the Agreement, the Buyers agreed to purchase from the Sellers all of the outstanding shares of Casino Magic Neuquén S.A. for a total purchase price of approximately $40 million, subject to working capital and other adjustments, the approval of the Government of the Province of Neuquén and customary closing conditions. The purchase price is to be paid in two installments. The first installment of $8 million is to be deposited into escrow and the second installment of approximately $32 million it to be paid on the closing date. If the closing of the Agreement does not occur due to the failure of the Sellers to comply with their obligations under the Agreement, then the Sellers shall pay to the Buyers liquidated damages of $3 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: April 29, 2010	By:	/s/ Christopher K. Plant

Christopher K. Plant,
Vice President of Investor Relations and Treasurer